Exhibit 10.1

Bendon Limited

8 Airpark Drive, Airport Oaks

Auckland 2022, New Zealand

April 10, 2017

Naked Brand Group Inc.

95 Madison Avenue, 10th Floor

New York, NY 10016

Re:       Amendment No. 3 to Letter of Intent, Dated December 19, 2016

Ladies and Gentlemen:

Reference is made to that certain Letter of Intent, dated December 19, 2016, as amended by Amendment No. 1 dated February 9, 2017 and Amendment No. 2 dated March 8, 2017 (collectively, the “Letter of Intent”), between Bendon Limited (“Bendon”) and Naked Brand Group Inc. (“Naked”). Capitalized terms used herein that are not otherwise defined will have the same meaning as they were given in the Letter of Intent.

Pursuant to the Letter of Intent, it is contemplated that Naked will merge into a subsidiary of a newly formed Australian holding company (“NewCo”) and the shareholders of Naked and Bendon, respectively, will be issued shares of NewCo, which will become the new public company following consummation of the transactions. As a result of certain changes in the structure of the transactions as reflected in Amendment No. 2 to the Letter of Intent, the parties have since determined to extend the deadline by which they are required to enter into a definitive agreement and to amend the terms of the transaction to reflect certain corporate developments that have occurred or are expected to occur with respect to the parties to the transaction, including the relative number of shares issuable to holders of the Naked Shares and the Bendon Shares (each as defined in the Letter of Intent), the target Net Asset Amount and Net Debt Amount (each as defined in the Letter of Intent) and the mechanism for adjusting the consideration based on the Net Asset Amount and Net Debt Amount.

Accordingly, the parties now wish to further amend the Letter of Intent as follows:

1.       The first paragraph of Section 1 shall be replaced in its entirety with the following:

“1. Bendon and Naked will negotiate in good faith a definitive merger agreement (the “Agreement”) pursuant to which, on the closing date of the transaction contemplated by the Agreement (“Closing Date”), (i) a wholly-owned subsidiary (“Merger Sub”) of a newly formed Australian holding company (“NewCo”), which will also be the ultimate parent company of Bendon, would merge with Naked (the “Merger”) and (ii) assuming Naked has 10,266,221 shares outstanding (which includes the conversion of $224,000 of Notes currently outstanding into 215,385 of common shares and any adjustments for shares issued in connection with any capital transactions that were approved by Bendon (each, a “Subsequent Capital Raise”)), at the conclusion of the Merger, NewCo would issue to the holders of the outstanding capital stock of Bendon an aggregate of 146,311,063 ordinary shares of NewCo (the “Bendon Shares”) and issue to the holders of the outstanding capital stock of Naked (the “Naked Shares”) a number of ordinary shares of NewCo equal to the number of shares of outstanding Naked Shares immediately prior to the Merger, and as of the effective time of the Merger, no other shares of NewCo would be outstanding. The Merger will be structured to be accomplished without taxation to the holders of Bendon Shares and Naked Shares, to the extent possible. NewCo shares issued to the holders of Naked Shares will be subject to adjustment based on Naked having Net Assets (as defined below) of $5.8 million, as adjusted for each Subsequent Capital Raise as mutually agreed to by Naked and Bendon (the “Net Asset Amount”) (provided that if equity or options are issued to cancel all or any portion of the Hochman Obligation (as defined below), the Net Asset Amount shall increase by that same amount), and Bendon having Net Debt (as defined below) of $19.4 million as of the Closing (the “Net Debt Amount”) as follows:”

2.       Sections 1(a) and (b) shall be replaced in their entirety with the following:

“(a) In the event Naked’s Net Assets are less than the Net Asset Amount (the “Net Asset Shortfall Amount”) as of the Measurement Date (as defined below), then the aggregate amount of ordinary shares of NewCo issuable to the holders of the Naked Shares shall be reduced by the amount of ordinary shares of NewCo equal to the product obtained by multiplying (i) the difference between the Net Asset Amount and the Net Asset Shortfall Amount and (ii) 11.634. In the event Naked’s Net Assets are more than the Net Asset Amount (the “Net Asset Excess Amount”) at the Closing, then the aggregate amount of ordinary shares of NewCo issuable to the holders of Naked Shares shall be increased by the amount of ordinary shares of NewCo equal to the product obtained by multiplying (i) the difference between the Net Asset Amount and the Net Asset Excess Amount and (ii) 11.634; provided, however, that in either event, such adjustment shall only be made to the extent such Net Asset Shortfall Amount or Net Asset Excess Amount is greater than or less than $150,000, as applicable. The “Measurement Date” shall be the most recent 15th day of the calendar month or the last day of the calendar month that precedes the date the staff of the Securities and Exchange Commission informs the parties it has no further comments on the proxy statement / prospectus referred to in Section 6 hereof. Naked and Bendon have previously agreed to an operating budget (the “Budget”) for the period from the date of the Pre-merger Financing (as defined below) until the Closing Date. Any change, at any time, in the Budget shall cause a dollar-for-dollar change in the Net Asset Amount. The Board has established a committee to oversee the Budget, which committee is comprised of four directors and includes two existing directors and the New Directors (as defined in Section 7 of this letter). The Budget will be reviewed by such committee on a regular basis. No material adverse deviations from the Budget will be made without approval from the committee.

(b) In the event Bendon’s Net Debt exceeds the Net Debt Amount (the “Net Debt Excess Amount”) as of the Measurement Date, then the aggregate amount of ordinary shares of NewCo issuable to the holders of Naked Shares shall be increased by the amount of ordinary shares of NewCo equal to the product obtained by multiplying (i) the difference between the Net Debt Excess Amount and the Net Debt Amount and (ii) 0.833. In the event Bendon’s Net Debt is less than the Net Debt Amount (the “Net Debt Shortfall Amount”), then the aggregate number of ordinary shares of NewCo issuable to the holders of the Naked Shares shall be reduced by the amount of ordinary shares of NewCo equal to the product obtained by multiplying (i) the difference between the Net Debt Shortfall Amount and the Net Debt Amount and (ii) 0.833; provided, however, that in either event, such adjustment shall only be made to the extent such Net Debt Excess Amount or Net Debt Shortfall Amount is greater than or less than $1,000,000, as applicable.”

3.       Section 10 shall be replaced in its entirety with the following:

“Each member of the Naked Management Group as of the date of this letter that is a stockholder of Naked (other than Carole Hochman and Joel Primus, collectively, the “Naked Executives”) shall agree in writing not to sell Naked Shares until the Closing Date, subject to customary exceptions. The Naked Executives shall agree in writing not to sell their respective Naked Shares for a period of six (6) months after the Closing Date.”

4.       The parties hereby agree that for purposes of the Letter of Intent, the above-referenced change in Merger structure shall not be considered an adverse change in the economic terms of the Letter of Intent which would cause the Letter of Intent to be terminated. Additionally, the parties hereby agree that the reference to April 10, 2017 in Section 17 of the Letter of Intent is hereby replaced with May 26, 2017.

With the exception of the aforementioned changes, the Letter of Intent remains in full force and effect.

If the foregoing correctly sets forth our agreement, please so confirm by signing in the space indicated below.

Very truly yours,

BENDON LIMITED

By:	/s/ Justin Davis-Rice
Name: Justin Davis-Rice
Title: Chairman

Accepted and confirmed:

NAKED BRAND GROUP INC.

By:	/s/ Carole Hochman
Name: Carole Hochman
Title: Chief Executive Officer